Exhibit 99.1

LifeMD Appoints Dr. Calum MacRae to its Board of Directors

NEW YORK, April 29, 2024 — LifeMD, Inc. (Nasdaq: LFMD), a leading provider of virtual primary care services, today announced the appointment of Calum MacRae, M.D., Ph.D., a clinician, researcher and educator at Harvard Medical School, as an independent member of its Board of Directors.

“We are delighted to welcome Dr. MacRae to the LifeMD Board of Directors. He brings deep experience in cardiology, internal medicine and clinical innovation, with a focus on disease management and the implementation of novel solutions to improve the delivery of virtual healthcare services,” said Justin Schreiber, Chairman and Chief Executive Officer of LifeMD. “Aside from being a world-renowned clinician, we are particularly excited to leverage Dr. MacRae’s experience with systematic approaches to the management of chronic disease, which includes leveraging novel in-home tools and labs that can transform the way chronic and preventative care are delivered.”

“I am impressed by LifeMD’s strategy and track record of providing innovative and quality virtual care to its patients,” said Dr. MacRae. “I look forward to working closely with my fellow directors and the management team to further realize the company’s potential and expand its solutions by applying my insight and experience.”

Dr. MacRae is a cardiologist and geneticist whose clinical interests include exploring how research findings, including genomics discoveries, can be efficiently implemented into clinical care. Currently, he is Vice Chair for Scientific Innovation at the Department of Medicine at Brigham and Women’s Hospital, Professor of Medicine at Harvard Medical School, an Associate Member of the Broad Institute of Harvard and MIT and a Principal Faculty Member at the Harvard Stem Cell Institute.

His research focuses on the biology and genomics of cardiovascular disease, and he is particularly interested in the interface between technology and biomedicine. Since 2016, Dr. MacRae has been the leader of the One Brave Idea initiative to advance understanding of how technology can inform disease and disease management. This work was funded by the American Heart Association, Verily, AstraZeneca and Quest Diagnostics. He has worked with multiple technology companies on novel sensors and their utility in health and wellness, and is currently the Principal Investigator of Apple’s Heart and Movement Study.

Dr. MacRae has served as a scientific advisor to various pharmaceutical, data and technology companies in the U.S. and Europe, ranging from global leaders to venture-backed companies, and has also served on the advisory boards of several investment firms. He is a co-founder of Atman Health and Tanaist.

Dr. MacRae received his medical degree from University of Edinburgh Medical School and a Ph.D. in Human Molecular Genetics at the University of London. He is board certified in internal medicine and cardiovascular disease.

About LifeMD, Inc.

LifeMD is a leading provider of virtual primary care. LifeMD offers telemedicine, laboratory and pharmacy services, and specialized treatment across more than 200 conditions, including primary care, men’s and women’s health, weight management, and hormone therapy. The Company leverages a vertically-integrated, proprietary digital care platform, a 50-state affiliated medical group, and a U.S.-based patient care center to increase access to high-quality and affordable care. For more information, please visit LifeMD.com.

Investor Contact

Marc Benathen, Chief Financial Officer

marc@lifemd.com

Media Contact

Jessica Friedeman, Chief Marketing Officer

press@lifemd.com

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